Exhibit 10.1

FIFTH LOAN MODIFICATION AGREEMENT

This Fifth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November 5, 2013 (the “Fifth Loan Modification Effective Date”), by and among (i) SILICON VALLEY BANK, a California corporation with a loan production office located at 555 Mission St., Suite 900, San Francisco, California 94105 (“Bank”), and (ii) REAL GOODS ENERGY TECH, INC., a Colorado corporation (“Real Goods Energy”), REAL GOODS TRADING CORPORATION, a California corporation (“Real Goods Trading”), ALTERIS RENEWABLES, INC., a Delaware corporation (“Alteris”) and REAL GOODS SYNDICATED, INC., a Delaware corporation (“Syndicated”, and together with Real Goods Energy, Real Goods Trading and Alteris, individually and collectively, jointly and severally, the “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of December 19, 2011, evidenced by, among other documents, a certain Loan and Security Agreement, dated as of December 19, 2011, as amended by a certain First Loan Modification Agreement, dated as of August 28, 2012, as further amended by a certain Second Loan Modification and Reinstatement Agreement, dated as of November 13, 2012, as further amended by a certain Third Loan Modification Agreement, dated as of March 27, 2013 and as further amended by a certain Joinder and Fourth Loan Modification Agreement, dated as of September 26, 2013 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL Repayment of the Obligations is secured by (i) the Collateral as described in the Loan Agreement, (ii) that certain Security Agreement, dated as of December 19, 2011, between the Secured Guarantor and Bank (as amended, the “Security Agreement”), and (ii) the “Intellectual Property Collateral”, as such term is defined in that certain IP Agreement, dated as of September 26, 2013, by and between Bank and Borrower (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Loan Agreement, together with all other documents executed in connection therewith evidencing, securing or otherwise relating to the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by inserting the following new Section 2.1.3 immediately following Section 2.1.2 thereof:

“2.1.3 Term Loan.

(a) Availability. Bank shall make one (1) term loan available to Borrower on the Fifth Loan Modification Effective Date, in an amount up to Two Million Dollars ($2,000,000) (the “Term Loan Amount”), subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. Commencing on the first day of the month following the month in which the Funding Date occurs, Borrower shall make monthly payments of interest with respect to the Term Loan and thereafter on the first day of each successive calendar month until the Term Loan is paid in full. Borrower shall repay the aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date, which payment shall include all outstanding accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.

(c) Prepayment of Term Loan. Borrower may at any time and from time to time prepay, without penalty, all or any portion of the outstanding principal balance of the Term Loan, upon irrevocable notice delivered to the Bank no later than 10:00 A.M.,

Pacific time, three (3) Business Days prior thereto, which notice shall specify the date and amount of the proposed prepayment. In addition, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

(d) Use of Proceeds. Proceeds of the Term Loan shall be used on the Fifth Loan Modification Effective Date for the repayment in full of all outstanding amounts owed to Gaiam, Inc. (other than Permitted Indebtedness). Any excess amount of the Term Loan shall be used to fund Borrower’s general business requirements and not for personal, family, household or agricultural purposes.

2	The Loan Agreement shall be amended by inserting the following new Section 2.3(a)(ii) immediately following Section 2.3(a)(i) thereof:

“(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Prime Rate plus two percentage points (2.00%), which interest shall be payable monthly, in arrears, in accordance with Section 2.1.3(b).”

3	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.8(b) thereof:

“(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior-written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”

and inserting in lieu thereof the following:

“(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains (excluding, until required by Bank, in its sole discretion, Collateral Accounts of Real Goods Trading maintained at financial institutions other than Bank), Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”

4	The Loan Agreement shall be amended by deleting the following text appearing as Section 7.9 thereof:

“7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank; provided, that with respect to Subordinated Debt owed to (i) Riverside Renewable Energy Investments, LLC, and (ii) following receipt by Bank of an executed Amended and Restated Subordination Agreement from Gaiam, Inc., (collectively, the “Existing Subordinated Creditors”), in form and substance acceptable to Bank, in its reasonable discretion, Borrower shall be permitted to pay, and each Existing Subordinated Creditor shall be permitted to retain, each regularly scheduled non-default payment of interest and principal as and when due, so long as (i) no Event of Default exists immediately prior to any such payment and after giving effect to any such payment; and (ii) Borrower maintains Net Cash at Bank at all times of at least Eight Million Dollars ($8,000,000).”

and inserting in lieu thereof the following:

“7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank; provided, that with respect to Subordinated Debt owed to Riverside Renewable Energy Investments, LLC, (the “Existing Subordinated Creditors”), in form and substance acceptable to Bank, in its reasonable discretion, Borrower shall be permitted to pay, and Existing Subordinated Creditor shall be permitted to retain, each regularly scheduled non-default payment of interest and principal as and when due, so long as (i) no Event of Default exists immediately prior to any such payment and after giving effect to any such payment; and (ii) Borrower maintains Net Cash at Bank at all times of at least Eight Million Dollars ($8,000,000).”

5	The Loan Agreement shall be amended by deleting the following text appearing as Section 8.1 thereof:

“8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”

and inserting in lieu thereof the following:

“8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan Maturity Date, as applicable). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”

6	The Loan Agreement shall be amended by inserting the following new definitions, each in its appropriate alphabetical order, in Section 13.1 thereof:

““Fifth Loan Modification Agreement” is that certain Fifth Loan Modification Agreement, by and between Borrower and Bank, dated as of the Fifth Loan Modification Effective Date.

“Fifth Loan Modification Effective Date” is November 5, 2013.

“Term Loan” means the term loan described in Section 2.1.3.

“Term Loan Amount” is defined in Section 2.1.3(a).

“Term Loan Maturity Date” is the early to occur of (i) the voluntary prepayment in full by Borrower of the Term Loan; (ii) the occurrence of an Event of Default; and (iii) September 29, 2014.

“Term Loan Reserve” is (a) during a Term Loan Reserve Period, the outstanding principal balance of the Term Loan; and (b) at all other times, Zero Dollars ($0.00).

“Term Loan Reserve Period” is the period (i) commencing on any date that Bank determines, in its reasonable discretion, that Borrower has less than Two Million Dollars ($2,000,000) of Net Cash and (ii) terminating on the date thereafter that Bank determines, in its reasonably discretion, that Borrower has Net Cash equal to or greater than Two Million Dollars ($2,000,000).

7	The Loan Agreement shall be amended by deleting the following definitions from Section 13.1 thereof:

““Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the outstanding principal balance of any Advances.

“Credit Extension” is any Advance, Letter of Credit, foreign exchange forward contracts, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Subordination Agreement” the collective reference to (i) that certain Subordination Agreement by Gaiam Energy Tech, Inc., (ii) that certain Amended and Restated Subordination Agreement by Riverside Renewable Energy Investments, LLC, each in favor of Bank, and each dated on or about the Fourth Loan Modification Effective Date; and (iii) each other subordination, intercreditor or similar agreement entered into by Bank and any creditor of Borrower.”

and inserting in lieu thereof the following:

““Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the result of the amount available under the Borrowing Base minus the Term Loan Reserve; minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve); minus (c) the outstanding principal balance of any Advances.

“Credit Extension” is any Advance, Term Loan, Letter of Credit, foreign exchange forward contracts, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Subordination Agreement” the collective reference to (i) that certain Amended and Restated Subordination Agreement by Riverside Renewable Energy Investments, LLC, each in favor of Bank, dated on or about the Fourth Loan Modification Effective Date; and (ii) each other subordination, intercreditor or similar agreement entered into by Bank and any creditor of Borrower.”

4. CONDITIONS PRECEDENT. Borrower hereby agrees that the following documents shall be delivered to the Bank prior to or concurrently with the execution of this Loan Modification Agreement, each in form and substance satisfactory to the Bank (collectively, the “Conditions Precedent”):

A.	copies, certified by a duly authorized officer of Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of Borrower as in effect on the date hereof (but only to the extent modified since last delivered to the Bank), (ii) the resolutions of Borrower authorizing the execution and delivery of this Loan Modification Agreement, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby (but only to the extent required since last delivered to Bank), and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower (but only to the extent any signatories have changed since such incumbency certificate was last delivered to Bank);

B.	executed copies of the Fifth Loan Modification Agreement;

C.	a payoff letter from Gaiam, Inc.; and

D.	such other documents as Bank may reasonably request.

5. FEES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with the Existing Loan Documents and this Loan Modification Agreement.

6. CONDITION SUBSEQUENT. On or before the date that is ten (10) Business Days after the occurrence of the Mercury Acquisition, Borrower shall cause Real Goods Mercury, Inc., a Delaware corporation (“Mercury”), to comply with Section 6.12 of the Loan Agreement. Until such time as Borrower has caused Mercury to comply with Section 6.12 of the Loan Agreement to Bank’s satisfaction, in its reasonable discretion (including, without limitation, the granting by Mercury to Bank of a first-priority, perfected security interest to Bank in all assets of Mercury, and the joinder to such Loan Documents by Bank as Bank shall require, in its reasonable discretion), no accounts of Mercury will be included in any Borrowing Base calculation.

7. FINAL PAYMENT FEE. In addition to the fees and expenses described above, on or before the Term Loan Maturity Date, Borrower shall pay to Bank a final payment fee equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Final Payment Fee”), which final payment fee shall be fully earned as of the date hereof and shall be non-refundable when paid.

8. ADDITIONAL COVENANTS: RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby certifies that, other than as disclosed in the Perfection Certificate, no Collateral with a value greater than Ten Thousand Dollars ($10,000) in the aggregate is in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral with a value in excess of Ten Thousand Dollars ($10,000) in the aggregate to such a bailee, then Borrower shall first receive, the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Except as supplemented through the Fifth Loan Modification Effective Date and with respect to the Perfection Certificate of Syndicated, dated as of the Fourth Loan Modification Effective Date, Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate, dated as of December 19, 2011, as supplemented through the Fifth Loan Modification Effective Date, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in such Perfection Certificate remains true and correct in all material respects as of the date hereof.

9. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

10. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Agreement and each other Loan Document, and of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

11. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

12. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modify the Existing Loan Documents pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

13. JURISDICTION/VENUE. Section 11 of the Loan Agreement is hereby incorporated by reference.

14. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[Signature page follows.]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER

REAL GOODS ENERGY TECH, INC.		REAL GOODS TRADING CORPORATION

By:	/s/ Kam Mofid	By:	/s/ Kam Mofid
Name:	Kam Mofid	Name:	Kam Mofid
Title:	CEO	Title:	CEO

ALTERIS RENEWABLES, INC.		REAL GOODS SYNDICATED, INC.

By:	/s/ Kam Mofid	By:	/s/ Kam Mofid
Name:	Kam Mofid	Name:	Kam Mofid
Title:	CEO	Title:	CEO

BANK:

SILICON VALLEY BANK

By:	/s/ Elisa Sun
Name:	Elisa Sun
Title:	Vice President

Acknowledgment and Agreement:

The undersigned ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Amended and Restated Unconditional Guaranty and a certain Amended and Restated Security Agreement, each dated as of September 26, 2013, and each document executed in connection therewith, and acknowledges, confirms and agrees that the Amended and Restated Unconditional Guaranty, Amended and Restated Security Agreement and each document executed in connection therewith shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

REAL GOODS SOLAR, INC.

By:	/s/ Kam Mofid
Name:	Kam Mofid
Title:	CEO